Exhibit 10.5

Gary Patou, M.D.

26353 Esperanza Drive

Los Altos, CA 94022

Dear Gary,

As we have discussed, with respect to the Letter Agreement signed by you and the Company dated January 11, 2004 (the “Letter Agreement”), we both agree that the Letter Agreement will continue to govern any consulting services you agree to provide to the Company and that effective July 1, 2006 Section 2(iii) of the Letter Agreement signed is amended to reflect (i) an increase in the hourly consulting rate from $350 to $450 and (ii) $4,000 daily maximum compensation.

Please confirm your agreement with the change by countersigning as provided below.

We look forward to your continued guidance and leadership on the Advisory Committee project team.

Sincerely,

/s/ Joseph Pane
Joe Pane
Vice President
Human Resources

AGREED AND ACKNOWLEDGED:

/s/ Gary Patou
Gary Patou, M.D.